Exhibit 99.1

EMAIL SUBJECT: Shapeways Plans to Go Public

Dear Shapeways Team,

We are excited to announce an amazing milestone for Shapeways as we plan to go public. This milestone will be accomplished through a merger with an already publicly traded special purpose acquisition company (SPAC), Galileo Acquisition Corp. (NYSE: GLEO).

We will continue to operate under the Shapeways name and there will be no immediate changes to our team or how we do business. It is expected that when the deal is complete, the combined companies will continue to be traded on the NYSE under the new ticker symbol “SHPW”. The boards of directors of both Shapeways and Galileo have unanimously approved the proposed transaction, which is expected to be completed in 3Q 2021.

There is still work to be done to close this transaction. But once the merger is complete, it will deliver significant financial resources to accelerate our strategic growth plans. With this transaction we will be well positioned as a public company to become the leader in digital manufacturing. The funds from this transaction will enable Shapeways to accelerate our investment in new hardware and material capabilities, launch new markets, develop dedicated industry vertical strategies, increase our part envelope beyond additive manufacturing, and accelerate the commercialization of our software.

However, as we enter this new chapter, there are some rules we must all follow. The SEC has strict guidelines governing publicity. To avoid delays or any other repercussions the SEC might impose if we do not adhere to these rules, we must avoid speaking publicly about this process and our business metrics and financials. Accordingly, I ask that you refrain from making any personal statements about this event, any company milestones, or anything performance related in open forums during the timeline from this announcement until the deal is closed -- this includes conversations or emails to friends, family, customers, partners, or prospects as well as social media posts on Facebook, Twitter, LinkedIn, etc. Instead, please only repost articles and other posts from our Shapeways corporate feeds on LinkedIn, Twitter, etc. without additional personal commentary to greatly reduce the possibility of any infraction.

If someone asks you about the process of going public or company fundamentals, the best response is something polite like, “We’re really proud and excited, but I don’t know many details about it.” If pushed further, you can say something like, “I can’t speak to that, but I would be happy to connect you with the appropriate team members who may be able.”

Should you receive any press inquiries, please forward details of the inquiry to press@shapeways.com, who can help handle media requests appropriately during this sensitive time. Understanding that communications are highly regulated through this process, please know that we will continue to share updates with you as we have more to report.

It is an exciting time for everyone at Shapeways and I want to take this moment and thank you for your continued hard work, dedication, and support toward helping us achieve our vision and business goals. We look forward to this next chapter, as we continue to reshape manufacturing.

Please join us for a team conference call at 9:00am ET where we will go over this announcement further. Meeting details are included below.

Best,

Greg, Jennifer and Miko

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Important Information About the Transactions and Where to Find It

Galileo and Shapeways will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Galileo, which will include a prospectus with respect to Galileo’s securities to be issued in connection with the proposed merger and a proxy statement of Galileo with respect to Galileo’s shareholder meeting at which Galileo’s shareholders will be asked to vote on the proposed merger and related matters. GALILEO’S SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT GALILEO, SHAPEWAYS AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Galileo as of a record date to be established for voting on the proposed merger and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Galileo with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Galileo at 1049 Park Ave. 14A New York, NY 10028. Information filed with the SEC is also available on the SEC’s website at www.sec.gov.